Exhibit 10.4

SUBORDINATION AGREEMENT
among
AZ BIOMASS LLC,
a Delaware limited liability company
(Junior Claimant)
and
RENEGY HOLDINGS, INC.,
a Delaware corporation
(Pledgor)
and
COBANK, ACB
(Administrative Agent and Collateral Agent)
Dated as of January 1, 2009

-i-

          This SUBORDINATION AGREEMENT, dated as of January 1, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among AZ BIOMASS LLC, a Delaware limited liability company (“Junior Claimant”), RENEGY HOLDINGS, INC., a Delaware corporation (“Renegy Holdings”), and COBANK, ACB, as Administrative Agent (together with its successors and assigns in such capacity, “Administrative Agent”) and Collateral Agent (together with its successors and assigns in such capacity, “Collateral Agent”) for the Senior Claimants (as defined in Section 1.1).
RECITALS
          A. Snowflake White Mountain Power, LLC, an Arizona limited liability company (“SWMP”) owns, operates and maintains an approximately 24 MW biomass-fired power generation plant located near Snowflake, Arizona (the “Project”).
          B. In connection with the ownership, operation and maintenance of the Project, SWMP has entered into that certain Credit Agreement, dated as of September 1, 2006, as amended and restated on the date hereof (as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SWMP, Renegy, LLC, an Arizona limited liability company (“Renegy”), Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking” and together with Renegy and SWMP, the “Borrowers”), Administrative Agent, Collateral Agent and the financial institutions from time to time parties thereto (collectively, the “Lenders”), pursuant to which, among other things, the Lenders have extended Loans to, and for the benefit of, the Borrowers.
          C. As security for the obligations of SWMP under the Credit Agreement, Administrative Agent required that Renegy Holdings pledge its membership interests (and all of its rights, privileges, authority and power thereunder as a member of SWMP) to Collateral Agent pursuant to that certain Pledge Agreement, dated as of October 1, 2007, between Renegy Holdings and Collateral Agent, as amended by that certain First Amendment to Pledge Agreement dated as of the date hereof (the “Senior Pledge Agreement”).
          D. Junior Claimant has entered into (i) that certain Member Interest Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), with Renegy Holdings pursuant to which Junior Claimant has purchased all of the Class A membership interests of SWMP (“Class A Interest”) and Renegy Holdings has retained ownership of all of the Class B membership interests of SWMP (“Class B Interest”) (ii) that certain Amended and Restated Limited Liability Company Agreement of SWMP, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement” and together with the Purchase Agreement, the “Agreements”), with Renegy Holdings.
          E. As security for certain obligations of Renegy Holdings under the Agreements, Junior Claimant has required that Renegy Holdings pledge its Class B Interest (and all of its rights, privileges, authority and power thereunder as a member of SWMP) to Junior

Claimant pursuant to that certain Member Interest Pledge Agreement, dated as of the date hereof, between Renegy Holdings and Junior Claimant (the “Subordinated Pledge Agreement”).
          F. The Senior Claimants have agreed that Renegy Holdings may enter into the Subordinated Pledge Agreement only if Junior Claimant shall join in this Agreement and Junior Claimant shall subordinate, to the extent and in the manner hereinafter set forth, all claims, rights and remedies in respect of the Subordinated Pledge Agreement to the Senior Pledge Agreement to the extent set forth in this Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of the promises contained herein, and in order to induce the Lenders to continue to perform under the Credit Agreement and to make the advances of credit contemplated thereby, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
          1.1 Agreement Definitions. The following terms when used in this Agreement, including its preamble and recitals, shall have the following meanings:
     “Proceeding” means any (a) insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Renegy Holdings, its property or its creditors as such, (b) proceeding for any liquidation, dissolution or other winding-up of Renegy Holdings, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (c) general assignment for the benefit of creditors of Renegy Holdings or (d) other marshaling of the assets of Renegy Holdings.
     “Senior Claimants” means the Secured Parties under and as defined in the Credit Agreement.
     “Senior Rights” means all rights, privileges and remedies provided to Collateral Agent under the Senior Pledge Agreement with respect to the Collateral (as defined therein).
     “Subordinated Rights” means all rights, privileges and remedies provided to Junior Claimant under the Subordinated Pledge Agreement with respect to the Member Interest (as defined therein).
     “Subordination Period” means the period of time commencing on the date of the execution and delivery of this Agreement by each of the parties hereto and ending on the date on which all Senior Claims shall have been paid in full, in cash, all of the Commitments of the Lenders under the Credit Agreement shall have been terminated and all of the Swap Agreements to which any Senior Claimant is a party shall have been terminated.

          1.2 Credit Agreement Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meaning given in the Credit Agreement.
          1.3 Rules of Interpretation. Unless otherwise provided herein, the rules of interpretation set forth in Exhibit A to the Credit Agreement shall apply to this Agreement, including its preamble and recitals.
ARTICLE II.
CERTAIN SUBORDINATION TERMS
          2.1 Subordination. During the Subordination Period, notwithstanding anything in the Agreements or the Subordinated Pledge Agreement to the contrary, each of the parties hereto agree that, to the extent and in the manner provided herein, all security interests, liens and the Subordinated Rights now or hereafter existing in favor of Junior Claimant under the Subordinated Pledge Agreement shall be subject, subordinate and junior in all respects and at all times to the security interests, liens and collection in full of the Senior Rights now or hereafter existing of the Senior Creditors, regardless of the time or order of attachment or perfection of such liens or the time or order of filing of financing statements.
          2.2 Legend. Each negotiable instrument or promissory note evidencing a lien with respect to the Subordinated Rights, if any, in respect thereof shall bear a legend (or otherwise include notice provisions satisfactory to Administrative Agent) providing that the priority of any such lien has been subordinated to the liens with respect to the Senior Rights in the manner and to the extent set forth in this Agreement.
          2.3 Proceeding Against Renegy Holdings; Proof of Claim.
               2.3.1 Proceeding Against Renegy Holdings. At any general meeting of creditors of Renegy Holdings or any member thereof, or in the event of any Proceeding during the Subordination Period, Collateral Agent, on behalf of the Senior Claimants, is hereby irrevocably authorized at any such meeting or in any such Proceeding:
     (a) to enforce claims comprising the Subordinated Rights in the name of Junior Claimant, by proof of debt, proof of claim, suit or otherwise; and
     (b) to collect any payments or distributions of or in respect of the Class B Interest (and all of its rights, privileges, authority and power thereunder as a member of SWMP) as a result of a Proceeding on account of the Subordinated Rights as a result thereof and apply the same, or the proceeds of any realization upon the same that the Senior Claimants in their discretion elect to effect, to the Senior Rights until all Obligations (as defined in the Credit Agreement) shall have been paid in full (the Senior Claimants hereby agreeing to render any surplus as a court of competent jurisdiction may direct); and
     (c) other than voting claims comprising or arising out of the Subordinated Rights in any Proceeding (including the right to vote to accept or reject any plan of partial or complete liquidation or reorganization), to take generally any action in connection with any such meeting or proceeding which Junior Claimant might otherwise take in respect of the Subordinated Rights and claims relating thereto.
               2.3.2 Proof of Claim. After the commencement of any Proceeding referred to in Section 2.3.1, Junior Claimant may inquire of Collateral Agent in writing whether Collateral Agent, on behalf of Senior Claimants, intends to exercise the foregoing rights with respect to the Subordinated Rights. Should Collateral Agent fail, within a reasonable time after receipt of such inquiry, either to file a proof of claim with respect to the Subordinated Rights and to furnish a copy thereof to Junior Claimant, or to inform Junior Claimant in writing that the Senior Claimants intend to exercise their rights to assert the Subordinated Rights in the manner hereinabove provided, Junior Claimant may, but shall not be required to, proceed to file a proof of claim with respect to the Subordinated Rights and take such further steps with respect thereto, not inconsistent with this Agreement, as Junior Claimant may reasonably deem proper.
          2.4 Wrongful Collections. Should any payment on account of, or any collateral for any part of the Subordinated Rights be received by Junior Claimant in violation of this Agreement, such payment or collateral shall be delivered by Junior Claimant forthwith to Collateral Agent, on behalf of the Senior Claimants, for application to the Senior Rights, in the form received. Collateral Agent is irrevocably authorized to supply any required endorsement or assignment which may have been omitted. Until so delivered, any such payment or collateral shall be held by Junior Claimant in trust for the Senior Claimants and shall not be commingled with other funds or property of Junior Claimant.
ARTICLE III.
OWNERSHIP OF SUBORDINATED AMOUNTS; AMENDMENT OF LLC AGREEMENT; CREDIT DOCUMENTS
          3.1 Ownership of Subordinated Amounts. Junior Claimant represents and warrants that it is the lawful owner of the Subordinated Rights and no part thereof has been assigned to or subordinated or subjected to any other security interest in favor of anyone other than the Senior Claimants. Except as permitted pursuant to Sections 2.05, 12.03 and 13.09 of the Purchase Agreement and Article X of the LLC Agreement, Junior Claimant shall not assign all or any portion of the Subordinated Rights, its commitment under, or any of its rights or remedies under, the Agreements or the Subordinated Pledge Agreement without the prior written consent of Administrative Agent and the Majority Lenders, the Required Lenders or all Lenders, as applicable (which consent may be granted or withheld in their respective sole discretion), and in any event only upon the execution and delivery to Administrative Agent of an agreement by any such assignee to be bound by the terms of this Agreement (including provisions relating to assignment), in form and substance the same as this Agreement, or otherwise as may be reasonably satisfactory to Administrative Agent; provided that any assignment permitted pursuant to Sections 2.05, 12.03 and 13.09 of the Purchase Agreement and Article X of the LLC Agreement shall include a transfer of all rights, and assumption by the transferee of all obligations, under the Agreements, the Subordinated Pledge Agreement and that certain Forbearance Agreement, dated as of the date hereof, among Junior Claimant, SWMP and Collateral Agent, in each case, corresponding to the Collateral (as defined in the Subordinated Pledge Agreement), or portion thereof, so assigned.

          3.2 Amendment of the Agreements. Junior Claimant shall not amend either Agreement or the Subordinated Pledge Agreement without Administrative Agent’s prior written consent.
          3.3 Credit Documents. Junior Claimant acknowledges that it has been provided with a copy of the Credit Documents and has read and is familiar with the provisions thereof. Junior Claimant shall not otherwise take any action prejudicial to or inconsistent with the Senior Claimants’ priority position over Junior Claimant created by this Agreement. Notwithstanding anything contained in the Agreements or in the Subordinated Pledge Agreement to the contrary, Junior Claimant hereby agrees that is will not exercise any of its Subordinated Rights if such exercise would cause a Default or Event of Default under the Credit Agreement.
ARTICLE IV.
WAIVERS
          Administrative Agent, Collateral Agent and the Senior Claimants are hereby authorized to demand specific performance of this Agreement, whether or not Renegy Holdings shall have complied with the provisions hereof applicable to it, at any time when Junior Claimant shall have failed to comply with any provision hereof applicable to it. Junior Claimant hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to the remedy of specific performance hereof in any action brought therefor by the Senior Claimants. Junior Claimant further waives presentment, notice and protest in connection with all negotiable instruments evidencing Senior Rights or Subordinated Rights to which Junior Claimant may be a party, notice of the acceptance of this Agreement by the Senior Claimants, notice of any loan made, extension granted or other action taken in reliance hereon, and all demands and notices of every kind in connection with this Agreement, Senior Rights or exercise of Senior Rights or Subordinated Rights. Junior Claimant hereby assents to any renewal, extension or postponement of the Senior Rights or any other indulgence with respect thereto, to any substitution, exchange or release of collateral therefor and to the addition or release of any person primarily or secondarily liable thereon and assents to the provisions of any instrument, security or other writing evidencing Senior Rights.
ARTICLE V.
REINSTATEMENT
          The obligations of Junior Claimant under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Rights, or any other payment to any holder of any Senior Rights in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Rights upon the occurrence of any Proceeding, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Renegy Holdings or any substantial part of its property, or otherwise, all as though such payment had not been made.
ARTICLE VI.
BANKRUPTCY

          This Agreement shall remain in full force and effect as between Junior Claimant and Senior Claimant notwithstanding the occurrence of any Proceeding affecting Renegy Holdings or any member thereof.
ARTICLE VII.
FURTHER ASSURANCES
          Renegy Holdings and Junior Claimant shall execute and deliver to the Senior Claimants such further instruments and shall take such further action as the Senior Claimants may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement. To this end, Junior Claimant (a) irrevocably authorizes and empowers (without imposing any obligation on) the Senior Claimants and any agent thereof to demand, sue for, collect and receive all payments and distributions on or in respect of its Subordinated Rights which are required to be paid or delivered to the Senior Claimants, as provided herein, and to file and prove all claims therefor and take all such other action, in the name of Junior Claimant or otherwise, as the Senior Claimants may determine to be necessary or appropriate for the enforcement of these subordination provisions, all in such manner as the Senior Claimants, Collateral Agent or Administrative Agent shall instruct, (b) irrevocably authorizes and empowers (without imposing any obligation) the Senior Claimants, Collateral Agent and Administrative Agent to vote the Subordinated Rights in such manner as the Senior Claimants, Collateral Agent or Administrative Agent shall instruct and (c) agrees to execute and deliver to the Senior Claimants, Collateral Agent or Administrative Agent all such further instruments confirming the above authorization, and all such proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by Senior Claimants in order to enable the Senior Claimants to enforce all claims upon or in respect of the Subordinated Rights.
ARTICLE VIII.
MISCELLANEOUS
          8.1 Notices. Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

If to Administrative Agent or Collateral Agent:	CoBank, ACB
5500 S. Quebec Street
Greenwood Village, CO 80111
Attn: Dale Keyes
Facsimile: (303) 224-2599

If to Junior Claimant:	AZ Biomass LLC
c/o State Street Bank and Trust Company
Energy Credit Investments
State Street Financial Center
One Lincoln Street SFC 12
Boston, Massachusetts 02110-2900
Attn: Francine E. Lyons
Telecopy: (617) 664-4850

If to Renegy Holdings:	Renegy Holdings, Inc.
301 West Warner Road, Suite 132
Tempe, Arizona 85284-2961
Attn: Robert M. Worsley
Telecopy No.: (480) 556-5500
All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, UPS, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested, or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by facsimile or other direct written electronic means shall be deemed to have been given when sent and receipt has been confirmed (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for recipient). Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above.
          8.2 Benefit of Agreement. Nothing in this Agreement, expressed or implied, shall give or be construed to give to any Person other than the parties hereto and the Senior Claimants, any legal or equitable right, remedy or claim under this Agreement, or under any covenants and provisions of this Agreement, each such covenant and provision being for the sole benefit of the parties hereto and the Senior Claimants. The rights granted to the Senior Claimants hereunder are solely for their protection and nothing herein contained shall impose on the Senior Claimants any duties with respect to any property of Renegy Holdings or Junior Claimant received hereunder. The Senior Claimants shall have no duty to preserve rights against prior parties in any property of any kind received hereunder.
          8.3 Delay and Waiver. No failure or delay by Collateral Agent in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Collateral Agent hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or either Pledge Agreement or consent to any departure by Renegy

Holdings therefrom shall be effective only in the specific instance and for the purpose for which given.
          8.4 Amendments. This Agreement may not be amended, modified or supplemented, except in a writing signed by each of the parties hereto.
          8.5 Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).
          8.6 Consent to Jurisdiction. Each of the parties hereto agrees that any legal action or proceeding by or against Renegy Holdings or Junior Claimant or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent or Collateral Agent may elect. By execution and delivery of this Agreement, each of the parties hereto accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent or Collateral Agent to bring legal action or proceedings in any other competent jurisdiction. Each of the parties hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.
          8.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.
          8.8 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
          8.9 Headings. Article and Section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such article and section headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
          8.10 Successors and Assigns. Without limiting anything set forth in Article 3, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither Renegy Holdings nor Junior Claimant may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent (which consent may be withheld in its sole discretion).
          8.11 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein among the parties hereto integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect of the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.
          8.12 Survival of Agreements. All covenants, agreements, representations and warranties made by Renegy Holdings and Junior Claimant herein and in the other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the termination of the Subordination Period.
          8.13 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
          8.14 Termination. This Agreement shall terminate upon the termination of the Subordinated Pledge Agreement in accordance with Section 8.8 thereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto, by their officers duly authorized, intending to be legally bound, have caused this Subordination Agreement to be duly executed and delivered as of the date first above written.

AZ BIOMASS LLC, a Delaware limited liability company
By:	Antrim Corporation, Its Manager

By:	/s/ Francine E. Lyons
Francine E. Lyons
Vice President

RENEGY HOLDINGS, INC., a Delaware corporation
By:	/s/ Robert M. Worsley
Robert M. Worsley
Chief Executive Officer

COBANK, ACB, as Administrative Agent and Collateral Agent
By:	/s/ Dale Keyes
Dale Keyes
Vice President, Energy Banking Group

SUBORDINATION AGREEMENT (SSB PLEDGE)